EXHIBIT 99.1

International Paper, Union Camp Corporation
Announce Merger

Business Wire -- November 24, 1998

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PURCHASE, N.Y.--(BUSINESS WIRE)--Nov. 24, 1988--International Paper (NYSE:IP)
and Union Camp Corporation (NYSE:UCC) announced today they have agreed to merge in a tax-free, stock-for-stock exchange.

Union Camp and International Paper are diversified forest products companies with $4.4 billion and $20.1 billion respectively in 1997 net sales. The transaction, which is valued at $6.6 billion, including assumption of debt, is subject to approval by International Paper and Union Camp shareholders, as well as by regulatory agencies. It is expected to close at the end of the first quarter of next year.

In the merger, which both companies' boards of directors have unanimously approved, each outstanding share of Union Camp will be exchanged for International Paper shares having a value of $71, subject to certain adjustments described in the table below. The merger is expected to be accounted for as a pooling of interests and is expected to be accretive to International Paper's earnings in the first full year of operations.

"This is a unique opportunity to combine two great companies with low cost, high-quality assets and long traditions of customer service. In addition, cost savings resulting from this combination will create significant value for shareowners. Union Camp's expertise in marketing and manufacturing quality products will add value to the combined enterprise-offering substantial opportunities for growth and success," said W. Craig McClelland, Union Camp's Chairman and Chief Executive Officer.

"It's a perfect fit", stated John T. Dillon, Chairman and Chief Executive Officer of International Paper. "By merging, we're teaming two world-class companies in the paper, packaging, and related forest products businesses. This combination will allow us to be even more competitive in the global marketplace and better serve our customers."

The merger is expected to result in $300 million in cost savings through a combination of reductions in overhead, process improvements, facility rationalization, purchasing and logistics savings.

Three members of Union Camp's board of directors, including McClelland and two members to be named, will join International Paper's board when the transaction closes. McClelland, who turns age 65 in April, 1999, was scheduled to retire from Union Camp at that time. Dillon will continue to serve as Chairman and Chief Executive Office of International Paper. Upon completion of the merger, Union Camp shareholders will own approximately 25% and International Paper shareholders will own approximately 75% of the combined company.

Union Camp Corporation (www.unioncamp.com), based in Wayne, N.J., is a leading manufacturer of paper, packaging, chemicals and wood products and ranks among the nations' 200 largest industrial firms. Union Camp employs nearly 18,000 worldwide at operations in 40 countries.

International Paper (www.internationalpaper.com), in its 100th year of operation, is a worldwide producer of printing papers, packaging and forest products. The company also operates building materials and specialty businesses in global markets, as well as a broadly based distribution network. Headquartered in Purchase, N.Y., International Paper has operations in 3 countries, employs more than 80,000 people and exports its products to more than 130 nations.

Statements in this press release that are not historical are forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially. The expected increases in profitability and reduction in costs are subject to risks and uncertainties, including general economic conditions, fluctuation in supply and demand, operating rates and competitive pricing pressures.

                                  Table 1
                     Calculation of Exchange Ratio of
            International Paper Shares per Union Camp Co. share

International Paper         Exchange Ratio of
Average Share Price            IP Shares per             Value per
   at Closing               Union Camp Share             Union Camp Share
Less than $43.70            Fixed at 1.6247              1.6247 times IP price
   $43.70 - $48.30          Exchange Ration changes         $71
                               to maintain $71
Greater than $48.30         Fixed at 1.4700              1.4700 times IP price

      CONTACT: Media Contacts:
               James E. Lee, IP
               (914) 397-1565
               Tom Lambrix, UCC
               (973) 628-2253
               or
               Analyst Contacts:
               Carol Tutundgy, IP
               (914) 397-1632
               Mary Winn Settino, IP
               (914) 397-1623
               Judy Pirro, IP
               (914) 397-1667
               Patricia Spinella, UCC
               (973) 628-2273